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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Lincare Holdings Inc.:

We consent to incorporation by reference in the Registration Statements Nos. 33-55202, 33-595656, 33-90602, 333-46969, 333-71159 and 333-78719 on Form S-8
of Lincare Holdings Inc. of our report dated February 4, 2000, relating to the consolidated balance sheets of Lincare Holdings Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows and related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Lincare Holdings Inc.



                                               KPMG LLP


St. Petersburg, Florida
March 29, 2000